Exhibit 99.1

Beam Global Reports Fourth Quarter and Full Year 2022 Financial Results

Conference Call Wednesday March 29, 2023 at 4:30 p.m. ET

SAN DIEGO, CA – March 29, 2023 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced financial results for the year ended December 31, 2022.

2022 and Recent Company Highlights

•	Record full year revenues of $22 million, 144% year over year increase
•	Record Q4 revenues of $7.9 million, 126% year over year increase
•	Record annual orders of $76 million, 548% year over year increase
•	Record full year EV ARC™ system production, 105% year over year increase
•	Record Q4 EV ARC™ system production, 115% year over year increase
•	Orders from commercial sector grew 1190% year over year
•	Orders from government sector grew 489% year over year
•	Secured $100 million credit facility through London based OCI Group
•	Acquired All Cell Technologies to secure vital battery supply, reduce costs, increase revenues and barrier to entry
•	Received largest order in company history, $29.4 million for the U.S. Army
•	Received second largest order in company history, $11.7 million order for the U.S. Department of Veterans Affairs
•	Received third largest order in company history, $5.3 million order for New York City
•	Received $8.1M in energy storage solutions orders across micro-mobility, aviation, marine and industrial sectors
•	Awarded Federal Blanket Purchase Agreement (BPA) for Electric Vehicle Charging Infrastructure
•	Awarded follow-on State of California Contract for 2022 – 2025 for rapidly deployed sustainable EV charging infrastructure products
•	Received record orders through California and Federal contracts from extensions to other government entities
•	Patents issued in China and India for Thermal Management Technology that makes lithium-ion batteries safer

“Beam Global has moved to an entirely new level. Triple digit growth in sales and a pipeline that shows a continuation of this trend; triple digit growth in production and lots of room to grow; no debt and available cash to fund our growth; entirely new opportunities through our energy storage products and a doubling of our patent portfolio; plans to expand to Europe and other regions; and continued balance sheet and equity discipline making us one of the tightest and least diluted public companies I know of,” said Desmond Wheatley, CEO of Beam Global. “The sales, engineering and operations teams at Beam Global are firing on all cylinders and determined to show how much more we can do. We are managing costs and improving our gross profitability while still in an inflationary cycle. The better we get at this in the United States, the better I feel about our international expansion, especially now that we have the OCI Group in London as a powerful ally.”

Fourth Quarter and Year-End 2022 Financial Summary

Revenues

For the fourth quarter of 2022, Beam Global reported record revenues of $7.9 million, a 126% increase over the same period in 2021. Full year revenues for 2022 were a record of $22.0 million, a 144% increase over 2021. The increase in revenues resulted from growth in Federal, state and local government agencies which accounted for 65% of our revenues, and from commercial entities which accounted for 35% of our revenues. In addition, we generated revenues of $5.2 million from our new energy storage sales.

Gross Loss

Gross loss for the quarter ended December 31, 2022 was $0.7 million, or 9% of sales, compared to $0.3 million, or 10% of sales in the same quarter of the prior year. Gross loss for the year ended December 31, 2022 was $1.7 million, or 8% of sales, compared to $1.0 million, or 11% of sales in the same period of the prior year, a 3% improvement. As a percentage of sales, the gross loss is improving in spite of our direct costs including $0.8 million of non-cash intangible amortization related to purchased assets from the All Cell acquisition and increases in material costs for steel and other components due to supply chain shortages and other inflationary pressures. Improvements in gross profitability are primarily due to increased production levels resulting in favorable fixed overhead absorption, improved labor efficiency and engineering improvements.

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Operating Expenses

Operating Expenses were $7.1 million for the fourth quarter of 2022, compared to $1.7 million for the same period in the prior year. Operating expenses for the year ended December 31, 2022 were $18.0 million compared to $5.6 million for the same period in the prior year. The increases were primarily due to a $5.5M non-cash increase in the fair value of contingent consideration related to the All Cell acquisition, $3.4 million for the addition of All Cell expenses, $1.6 million for non-cash share-based compensation, $0.7 million for employee compensation, $0.6 million for legal and accounting expenses primarily related to the acquisition and $0.5 million for sales and marketing costs to support sales growth.

Cash and Working Capital

At December 31, 2022, we had cash of $1.7 million, compared to $21.9 million at December 31, 2021. The cash decrease was primarily from increases in inventory and prepayments to vendors to secure battery cells for production as well as cash components of the net loss. Our working capital decreased from $24.6 million to $6.8 million from December 31, 2021 to December 31, 2022. The decrease in working capital includes a $6.7 million increase in current liabilities for the change in fair value of contingent consideration related to the All Cell acquisition. When subtracting this non-cash current liability, our working capital is $13.5 million.

Conference Call Today at 4:30 PM ET

Management will host a conference call on Wednesday March 29, 2023 at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10176878/f8b7d92e02

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=3jAvJPLo

About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

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Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(In thousands)

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$1,681	$21,949
Accounts receivable	4,429	3,827
Prepaid and other current assets	1,579	180
Inventory, net	12,246	1,611
Total current assets	19,935	27,567

Property and equipment, net	1,548	650
Operating lease right of use asset	1,638	2,030
Goodwill	4,600	–
Intangible assets, net	9,947	359
Deposits	62	52
Total assets	$37,730	$30,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,865	$1,567
Accrued expenses	1,687	727
Sales tax payable	33	57
Deferred revenue, current	1,183	136
Contingent consideration, current	6,776	–
Operating lease liabilities, current	628	468
Total current liabilities	13,172	2,955

Deferred revenue, noncurrent	266	118
Contingent consideration, noncurrent	15	–
Operating lease liabilities, noncurrent	1,070	1,607
Total liabilities	14,523	4,680

Total stockholders' equity	23,207	25,978
Total liabilities and stockholders' equity	$37,730	$30,658

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Beam Global

Condensed Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenues	$7,896	$3,488	$21,995	$9,002
Cost of revenues	8,593	3,828	23,662	9,973
Gross loss	(697)	(340)	(1,667)	(971)

Operating expenses	7,116	1,675	18,049	5,628
Loss from operations	(7,813)	(2,015)	(19,716)	(6,599)

Total other income, net	2	–	36	4

Loss before income tax expense	(7,811)	(2,015)	(19,680)	(6,595)
Income tax expense	1	–	2	1
Net loss	$(7,812)	$(2,015)	$(19,682)	$(6,596)

Net loss per share - basic and diluted	$(0.77)	$(0.22)	$(1.99)	$(0.74)
Weighted average shares outstanding - basic and diluted	10,153	8,960	9,909	8,882

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